UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20539

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): March 21, 2005

Nature Vision, Inc.
(Exact Name of Registrant as Specified in its Charter)

Minnesota
(State or Other Jurisdiction of Incorporation)

0-7475	41-0831186
(Commission File Number)	(IRS Employer Identification No.)

213 NW 4th Street
Brainerd, Minnesota 56401
(Address of Principal Executive Offices and Zip Code)

(218) 825-0733
(Registrant’s Telephone Number, Including Area Code)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement.

        On March 21, 2005, the Compensation/Nominating Committee of Nature Vision, Inc. (the “Compensation Committee”) approved a bonus plan for the fiscal year ending December 31, 2005 for two of its executive officers. The bonus plan consists of two components: (a) a formula-based bonus and (b) a discretionary bonus.

        Formula-based Bonus.   Jeffrey P. Zernov, President and Chief Executive Officer, and Michael R. Day, Chief Financial Officer and Chief Operating Officer, are each entitled to earn in 2005 a formula-based bonus to be determined by comparing Nature Vision’s actual 2005 earnings before interest, taxes, depreciation and amortization (“EBITDA”), to the budgeted EBITDA for 2005 as established by the Board of Directors. Nature Vision’s actual 2005 EBITDA must meet or exceed 90% of the budgeted EBITDA for 2005 in order for either executive officer to be entitled to a formula-based bonus.

        The following table describes the results of the formula-based bonus plan assuming that Nature Vision’s 2005 EBITDA is 90%, 100% and 110% of the budgeted EBITDA for 2005:

Actual 2005 EBITDA Compared to 2005 Budgeted EBITDA (%)	Bonus Amount (%)	Zernov Bonus Amount ($)	Day Bonus Amount ($)
90%	15%	$24,000	$15,000
100%	30%	$48,000	$30,000
110%	45%	$72,000	$45,000

        The formula-base bonuses will be prorated in cases where Nature Vision’s actual 2005 EBITDA exceeds 90% of the budgeted EBITDA but is less than 110% of the budgeted EBITDA for fiscal 2005. By way of example, if Nature Vision’s actual fiscal 2005 EBITDA exceeds 105% of the budgeted EBITDA, then each executive officer would be entitled to a formula-based bonus of 37.5% of his 2005 base salary. In the event that Nature Vision’s actual 2005 EBITDA exceeds 110% of the budgeted EBITDA, then each executive officer will receive a formula-based bonus equal to 45% of his 2005 base salary, which will be subject to increase as determined in the discretion of the Compensation Committee.

        Discretionary Bonus. In addition to the formula-based bonus plan described above, Messrs. Zernov and Day shall be entitled to a discretionary bonus up to 20% of each executive officer’s 2005 base salary, which shall be determined by the Compensation Committee in its discretion in light of each executive officer’s individual performance during fiscal 2005.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATURE VISION, INC.

Date: March 21, 2005	/s/ Jeffrey P. Zernov

Jeffrey P. Zernov President and Chief Executive Officer